WARRANT AGREEMENT

This WARRANT AGREEMENT, dated as of June 3, 2011 (the “Agreement”), is made by and between Country Hill Limited, an exempted company incorporated in the Cayman Islands with Limited Liability with its registered address at Walkers Corporate Services Limited, Walkers House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands (the “Initial Holder”), and Semiconductor Manufacturing International Corporation, an exempted company incorporated under the laws of the Cayman Islands having a place of business located at No. 18 Zhang Jiang Road, Pudong New Area, Shanghai 201203, People’s Republic of China (the “Company”).

WITNESSETH

WHEREAS, the Holder and the Company entered into a subscription agreement, dated 18 April 2011 (the “Subscription Agreement”); and

WHEREAS, pursuant to the Subscription Agreement, the Company proposes to issue 72,117,810 warrants (each a “Warrant” and collectively, the “Warrants”) to subscribe for 72,117,810 validly issued and fully paid Convertible Preferred Shares (as defined in the Subscription Agreement, with the Convertible Preferred Shares deliverable upon exercise of the Warrants being referred to herein as the “Warrant Preferred Shares”).

NOW, THEREFORE, in consideration of the mutual promises, agreements and covenants contained herein, and for other valuable consideration, receipt of which is hereby acknowledged, the Company and the Holder hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.

(a)           Capitalised terms used herein and not otherwise defined shall have the meanings set forth in the Subscription Agreement.

(b)           The following terms shall have the meanings set forth below.

“Affiliate” means “affiliate” within the meaning of Rule 144(a)(1) under the Securities Act.

“Agreement” shall mean this Warrant Agreement, together with all annexes attached hereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Law” means any statute, rule, regulation, law or ordinance, or any judgment, decree or order.

“Assignment Form” means the assignment form attached as Annex B to a Warrant.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the Beijing, State of New York or Hong Kong.

“Closing Date” has the meaning given to such term in Section 4.2(a).

“Delivery Date” has the meaning given to such term in Section 4.2(a).

“Exercise Form” means the exercise form attached as Annex A to a Warrant.

“Exercise Price” means HK$5.3900 per Warrant Preferred Share.

“Expiration Time” means 11:59 p.m., Hong Kong Time, on the date falling 12 months after the date of the issuance of the Warrants.  If such day is not a Business Day, the Expiration Time shall be extended until 11:59 p.m., Hong Kong Time on the next Business Day.

“Holder” means with respect to any Warrant, the holder of such Warrant as set forth in the Warrant Register, which as of the date hereof is the Holder.

“Initial Holder” has the meaning set forth in the preamble.

“Person” means an individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organisation, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Responsible Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any executive officer of such Person.

“Securities Act” means the Securities Act of 1933, as amended, of the United States, or any similar United States federal statute, and the rules and regulations of the United States Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Subscription Agreement” has the meaning given to such term in the preamble.

“Transfer” means any sale, transfer, assignment, or other disposition of any interest in, with or without consideration, any security, including any disposition of any security or of any interest therein which would constitute a sale thereof within the meaning of the Securities Act.

“Warrant” has the meaning set forth in the preamble.

“Warrant Register” has the meaning given to such term in Section 3.1(b).

“Warrant Preferred Shares” means the Convertible Preferred Shares deliverable upon the exercise of the Warrants.

1.2           Rules of Construction.

The definitions in Section 1.1 shall apply equally to the singular and plural forms of the terms defined.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the annexes hereto, as the same may from time to time be amended, restated, supplemented or otherwise modified, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement.  All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated.  The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement.  The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  Any reference to any term contained in any other agreement or other document shall be deemed to be a reference to such term in the applicable agreement or document as in effect as of the date hereof.  The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. “HK$” shall mean Hong Kong dollars and “US$” shall mean United States dollars.

ARTICLE II
ISSUANCE OF WARRANTS

2.1           Issuance of Warrants to Holder; Warrant Agreement.

The Company shall issue and deliver Warrants, dated as of the date hereof, to the Holder in accordance with this Agreement and the Subscription Agreement on the closing date under the Subscription Agreement.  The provisions of this Agreement shall apply to all Warrants (and, to the extent applicable, Warrant Preferred Shares), and each Holder that is not a party to this Agreement, by its acceptance of a Warrant or a Warrant Preferred Share, agrees to be bound by the applicable provisions hereof.

2.2           Compliance with Warrants Terms.

The parties shall comply with, in all respects, the provisions of the Warrant and the terms and conditions contained in the Warrant Agreement and the Subscription Agreement which shall be binding upon the Company and the Holder.  Without prejudice to the generality of the foregoing, the Company shall upon exercise (in whole or in part) of the Warrants from time to time on or before the Expiration Time allot and issue the Warrant Preferred Shares in accordance with the terms and conditions of this Agreement and the Subscription Agreement.

ARTICLE III
CERTAIN ADMINISTRATIVE PROVISIONS

3.1           Form of Warrant; Register.

(a)           Each Warrant issued hereunder shall be in the form of Exhibit A attached hereto (each, a “Warrant”) and shall be executed on behalf of the Company by a Responsible Officer of the Company.  Each Warrant shall bear the legend(s) appearing on the first page of such form, except that the Company shall promptly remove any such legend from a Warrant from and after such time as all the restrictions to which such legend relates no longer apply.

(b)           Each Warrant issued or transferred hereunder shall be registered in a warrant register (the “Warrant Register”) maintained at the principal office of the Company (or any other location as the Company considers appropriate), in which register the Company shall record the name and address of the Person in whose name this Warrant has been issued, as well as the name and address of each successor and prior owner of such Warrant.  The Warrant Register shall set forth (i) the number of each Warrant, (ii) the name and address of the Holder thereof, (iii) the original number of Warrant Preferred Shares which may be subscribed upon the exercise thereof, (iv) the number of Warrant Preferred Shares which may be subscribed upon the exercise thereof, and (v) the Exercise Price for each Warrant Preferred Share. The Warrant Register will be maintained by the Company and will be available for inspection by any Holder at the principal office of the Company or such other location as the Company may designate to the Holders in the manner set forth in Section 7.1. The Company shall be entitled to treat the Holder of any Warrant as the owner in fact thereof for all purposes and shall not be bound to recognise any equitable or other claim to or interest in such Warrant on the part of any other Person.

3.2           Transfer of Warrants.

(a) Save for any transfer to any Permitted Transferee (as defined in the Subscription Agreement), the Warrants are not transferable without the prior written approval of the Company which shall have sole and absolute discretion thereon.  In the case of the Permitted Transferee, the Warrant may be transferred, in whole or in part, by the Holder by delivering to the Company such Warrants accompanied by a properly completed, duly executed, Assignment Form. As promptly as practicable but in any event within 10 Business Days of receipt of such Assignment Form, the Company shall, without charge, issue, register and deliver to the new holder (and the Holder, where applicable) new Warrant(s) of like kind and tenor representing in the aggregate the right to subscribe for the same number of Warrant Preferred Shares that could be subscribed for pursuant to the Warrants being transferred.

(b) At the request of the Company, the Permitted Transferee to whom a Warrant is transferred in accordance with this Article III shall execute and deliver to the Company the Assignment Form pursuant to which such Person agrees to become a party to, and to be bound by the terms of and entitled to the benefits under this Agreement and the Subscription Agreement.

3.3           Loss, theft, destruction or mutilation of any Warrant

Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder being satisfactory) of the ownership and the loss, theft, destruction or mutilation of any Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender of such Warrant, the Company shall, without charge, issue, register and deliver in lieu of such Warrant a new Warrant of like kind representing the same rights represented by, and dated the date of, such lost, stolen, destroyed or mutilated Warrant.  Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by any Person.

ARTICLE IV
EXERCISE OF WARRANT

4.1           Exercise of Warrants; Expiration.

(a)           On any Business Day on or prior to the Expiration Time, a Holder may exercise a Warrant, in whole or in part, by delivering to the Company such Warrant accompanied by a properly completed Exercise Form in the form set forth in Annex A to this Agreement.  Any partial exercise of a Warrant shall be for a whole number of Warrant Preferred Shares only.

(b)           On the Closing Date (as defined in Paragraph 4.2 below), the Holder thereof shall deliver to the Company the consideration therefore (being an aggregate amount equal to the product of (x) the Exercise Price and (y) the number of Warrant Preferred Shares being subscribed for) by wire transfer of immediately available funds to a bank account designated by the Company or a certified check payable to the Company on the relevant Closing Date;

(c)           A Warrant shall terminate and become void as of the earlier of (x) the Expiration Time and (y) the date such Warrant is exercised in full.

4.2           Issuance of Warrant Preferred Shares.

(a)           Issuance of Warrant Preferred Shares.  As promptly as practicable but on a closing date to be agreed between the Company and the relevant Holder of the Warrant (the “Closing Date”) which shall in any event be within 10 Business Days following the first date on which each of the following items has been delivered to the Company (the “Delivery Date”): (i) an Exercise Form in accordance with Section 4.1, and (ii) the related Warrant, the Company shall on the Closing Date, without charge, upon compliance with the applicable provisions of this Agreement, against the receipt for value of the required payment of the aggregate Exercise Price for the relevant Warrant Preferred Shares to be determined in accordance with Section 4.1(b), issue to such Holder one or more stock certificates or other appropriate evidence of ownership of the aggregate number of Warrant Preferred Shares to which the Holder of such Warrant is entitled, in such denominations, and registered or otherwise placed in such name as may be directed in writing by such Holder.

(b)           Partial Exercise.  If a Holder shall exercise a Warrant for less than all of the Warrant Preferred Shares that could be subscribed for thereunder, the Company shall issue, register and deliver to the Holder, as promptly as practicable but in any event within 10 Business Days following the Delivery Date, a new Warrant evidencing the right to subscribe for the remaining Warrant Preferred Shares represented by such Warrants.  Each partial exercise shall be for a minimum subscription of 15,000,000 Warrant Preferred Shares, or, if less than 15,000,000 Warrant Preferred Shares are issuable under the Warrants then held by the Holder, for all of such number of Warrant Preferred Shares issuable under the Warrants then held by the Holder.  Each Warrant not exercised on or prior to the Expiration Time pursuant to Section 4.1 shall be cancelled.

(c)           Fractional Shares.  The Company shall not be required to issue fractional Warrant Preferred Shares.  If any fraction of a Warrant Preferred Share would be issuable on the exercise of any Warrant, such fractional number shall be rounded down to the nearest whole number and such fractional entitlement shall be deemed to have been waived by the Holder.

ARTICLE V
ADJUSTMENT AND RIGHTS OF WARRANT PREFERRED SHARES

5.1           No Adjustment.

No adjustment shall be made to the Exercise Price nor the number of Warrant Preferred Shares issuable upon exercise of each Warrant.

5.2           Rights attaching to the Warrant Preferred Shares.

The Company agrees and acknowledges that each Warrant Preferred Share, upon issue, shall rank pari passu in all respects with, and shall carry the same rights as, the Convertible Preferred Shares; and upon signing the Assignment Form each holder of any Warrant Preferred Share shall have the same rights as a holder of any Convertible Preferred Share under the Subscription Agreement as if it was a party to that Subscription Agreement.  For the avoidance of doubt, each Warrant Preferred Share, upon issue, shall bear the then applicable Conversion Rate (as defined in, and determined in accordance with, the provisions of Schedule A to the Subscription Agreement) attached , or as would have been attached, to the Convertible Preferred Shares issued initially under the Subscription Agreement, regardless of whether any (and on the assumption that not all) of such Convertible Preferred Shares have by then been converted into Common Shares.

ARTICLE VI
COVENANTS OF THE COMPANY

6.1           Pre-emptive Rights.

No Warrant shall entitle the holder thereof to any pre-emptive rights or any other rights as a shareholder of the Company.

6.2           Fees, charges and stamp duties.

The Company will pay (if applicable) all Cayman Islands and Hong Kong stamp duties, registration fees or similar charges in respect of the execution of this Agreement, the creation and issue of the Warrants, the exercise of the Warrants and the issue of Warrant Preferred Shares upon exercise of the Warrants.  For the avoidance of doubt, nothing herein requires the Company to pay or be responsible for paying any income tax or capital gains tax (if applicable) that may arise for the account of the Holder.

ARTICLE VII
MISCELLANEOUS

7.1           Notices.

All notices and other communications provided for or permitted hereunder shall be made by hand-delivery, telecopier or overnight air courier guaranteeing next day delivery:

(i)           if to the Company, to:

Semiconductor Manufacturing International Corporation
Address:	18, Zhangjiang Road
Pudong New Area, Shanghai
People’s Republic of China
Telephone:	(86-21) 3861 0000
Facsimile:	(86-21) 5080 4000
Attention:	Barry Quan/Chief Administration Officer

with a copy to:

Semiconductor Manufacturing International Corporation
Address:	Suite 3003, 30th Floor
No. 9 Queen’s Road Central
Hong Kong
Telephone:	(852) 2537-8588
Facsimile:	(852) 2537-8206
Attention:	Anne Chen/Blondie Poon

(ii)           if to the Holder, to

Country Hill Limited
Address:	Room 2501, New Poly Plaza
No. 1 Chaoyangmen Beidajie
Dongcheng District
Beijing 100010
People's Republic of China
Telephone:	Bai Xiaoqing at (86-10) 8409-6969
Li Tao at (86-10) 8409-6741
Li Yang at (86-10) 8409-6743
Facsimile:	(86-10) 6408-6710
Attention:	Bai Xiaoqing/Li Tao/Li Yang

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same.  The parties may change the addresses to which notices are to be given by giving five days’ prior notice of such change in accordance herewith.

7.2           No Voting Rights; Limitation of Liability.

No Warrant shall entitle the holder thereof to any voting rights or any other rights as a stockholder of the Company.  No provision hereof, in the absence of affirmative action by the Holder to subscribe for the Warrant Preferred Shares, and no enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such Holder for the Exercise Price of Warrant Preferred Shares acquirable by exercise hereof or as an equity holder of the Company.

7.3           Amendments and Waivers.

(a)           Written Document.  Any provision of this Agreement may be amended or waived, but only pursuant to a written agreement signed by the Company and all Holders.

(b)           No Waiver.  No failure on the part of any party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Warrants shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Warrant preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.4           Counterparts.

This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.5           Governing Law; Jurisdiction and Venue.

All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of Hong Kong.  Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to arbitration upon the request of any party with notice to the other party.  The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Section 7.5.  There shall be three (3) arbitrators.  The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration.  The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong.  If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.  The arbitration proceedings shall be conducted in English. Neither party shall be required to give general discovery of documents, but may be required to produce specific, identified documents that are relevant to the dispute.  Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of HKIAC in any such arbitration.  The award of the arbitration tribunal shall be conclusive and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.  Any party to the dispute shall be entitled to seek preliminary injunctive relief in aid of arbitration, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

7.6           Legality.

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

7.7           Benefits of this Agreement.

Nothing in this Agreement shall be construed to give to any Person other than the Company and each Holder of a Warrant or a Warrant Preferred Share any legal or equitable right, remedy or claim hereunder.

7.8           Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

7.9           Operative Date.

This Agreement shall become operative on the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each party hereto has caused this Warrant Agreement to be duly executed and delivered by its authorized signatory, all as of the date and year first above written.

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

By:
Name: Jiang Shang Zhou
Title: Chairman of the Board

COUNTRY HILL LIMITED
By:
Name: Gao Xiqing
Title: Executive Director and President

Exhibit A to the Warrant Agreement

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS.  THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

ADDITIONALLY, THE TRANSFER OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SHARE SUBSCRIPTION AGREEMENT, DATED AS OF 18 APRIL 2011, AND THE WARRANT AGREEMENT, DATED AS OF [_____________ __, 20__], BETWEEN THE ISSUER HEREOF AND COUNTRY HILL LIMITED, ANOTHER SIGNATORY THERETO.  UPON THE FULFILLMENT OF CERTAIN CONDITIONS, THE ISSUER HEREOF HAS AGREED TO DELIVER TO THE HOLDER HEREOF A NEW CERTIFICATE, NOT BEARING THIS LEGEND, FOR THE SECURITIES REPRESENTED HEREBY REGISTERED IN THE NAME OF THE HOLDER HEREOF.  COPIES OF SUCH AGREEMENTS MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER HEREOF.

Semiconductor Manufacturing International Corporation

No. W – 1 – [ ]	[_________, __, 20__]

Convertible Preferred Share Subscription Warrant
THIS CERTIFIES that, for value received, Country Hill Limited, an exempted company incorporated in the Cayman Islands with limited liability  (the “Holder”), or its assigns, is entitled to subscribe from Semiconductor Manufacturing International Corporation, an exempted company incorporated under the laws of the Cayman Islands (the “Company” or “Issuer”), 72,117,810 convertible preferred shares, US$.0004 par value (the “Convertible Preferred Shares”), of the Company (the “Warrant Preferred Shares”), at the price (the “Exercise Price”) of HK$5.3900 per share, at any time or from time to time during the period commencing on the date hereof and ending at the Expiration Time (as defined in the Warrant Agreement).

The Holder may exercise all or any part of such rights at any time or from time to time prior to the Expiration Time.

This Warrant has been issued pursuant to the Warrant Agreement dated as of [_________ __, 20__] (as amended, restated, supplemented or otherwise modified from time to time, the “Warrant Agreement”) between the Company and the Initial Holder named therein, and is subject to the terms and conditions, and the Holder is entitled to the benefits, thereof.  A copy of the Warrant Agreement is on file and may be inspected at the principal executive office of the Company.  The Holder of this certificate, by acceptance of this certificate, agrees to be bound by the provisions of the Warrant Agreement.  Capitalised terms used but not defined herein shall have the respective meanings given to such terms in the Warrant Agreement.

SECTION 1.  Exercise of Warrant.  On any day on or prior to the Expiration Time, the Holder may exercise this Warrant, in whole or in part, in the manner set forth in Article IV of the Warrant Agreement.

SECTION 2.  Transfer.  Save as pursuant to Article III of the Warrant Agreement, this Warrants is not transferable without the prior written approval of the issuer hereof which shall have sole and absolute discretion thereon.

SECTION 3.  Lost, Stolen, Mutilated or Destroyed Warrant.  If this Warrant is lost, stolen, mutilated or destroyed, the Company will issue a new Warrant of like denomination and tenor upon compliance with the provisions set forth in the Warrant Agreement.

SECTION 4.  Successors.  All of the provisions of this Warrant by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and permitted assigns.

SECTION 5.  Headings.  Section headings in this Warrant have been inserted for convenience of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Warrant.

SECTION 6.  Governing Law.                                                      All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of Hong Kong.  Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to arbitration upon the request of any party with notice to the other party.  The arbitration shall be conducted in Hong Kong under the auspices of the HKIAC in accordance with the UNCITRAL Rules in effect, which rules are deemed to be incorporated by reference into this section.  There shall be three (3) arbitrators.  The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration.  The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong.  If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.  The arbitration proceedings shall be conducted in English. Neither party shall be required to give general discovery of documents, but may be required to produce specific, identified documents that are relevant to the dispute.  Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of HKIAC in any such arbitration.  The award of the arbitration tribunal shall be conclusive and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.  Any party to the dispute shall be entitled to seek preliminary injunctive relief in aid of arbitration, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

IN WITNESS WHEREOF, the undersigned has caused this Warrant to be executed by its duly authorized officers and this Warrant to be dated as of the date first set forth above.

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

By:
Name: Jiang Shang Zhou
Title: Chairman of the Board

Annex A to the Warrant

EXERCISE FORM

[To be signed upon exercise of a Warrant]

TO SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION:

The undersigned, being the Holder of the attached Warrants, hereby elects to exercise the subscription right represented by such/such portion of the Warrants for, and to subscribe for thereunder, _________ Convertible Preferred Shares of Semiconductor Manufacturing International Corporation, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and requests that the certificates or other evidence of ownership for such shares and a new Warrant certificate for the remaining unexercised Warrants be issued in the name of, and be delivered to, _______________________, whose address is __________________________________ ____________________________.

Dated:
Name:
Title:

Annex B to the Warrant

ASSIGNMENT FORM

[To be signed only upon transfer of a Warrant]

     For value received, the undersigned hereby sells, assigns and transfers unto ______________________, a Permitted Transferee (as defined in the Warrant Agreement) of the holder of the Warrants represented by the above certificate, all/part of the rights represented by the above Warrants to subscribe for _________ Convertible Preferred Shares of Semiconductor Manufacturing International Corporation, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), to which such Warrants relate.

Dated:	By:
Holder of the Warrants
Name: Title:

     By executing and delivering this Assignment Form to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Warrant Agreement dated as of [________ __, 20__] (as amended, restated, supplemented or otherwise modified from time to time, the “Warrant Agreement”), between the Company and the Initial Holder, in the same manner as if the undersigned were an original signatory to the Warrant Agreement and the Subscription Agreement (as defined in the Warrant Agreement), and to become a “Holder”(as defined in the Warrant Agreement).

Dated:

Signature of transferee

Print Name of transferee

Address

Facsimile

Telephone

D-